SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 Or 15(D) Of The
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):	January 27, 2005

KEYCORP STUDENT LOAN TRUST 2004-A

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-114367-02	73-6354842

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Key Bank USA, National Association, as Administrator, 800 Superior Avenue, Attn: Cathleen Leanza, Cleveland, Ohio 44114

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:	(216) 828-8852

Exhibit Index on Page     4

Page 1 of 7 pages

Item 8.01 Other Events

Merger of Key Bank USA with and into KeyBank National Association

     Prior to October 1, 2004, Key Bank USA, National Association (“Key Bank USA”) and KeyBank National Association (“KeyBank”) were both national banking associations and wholly-owned by KeyCorp. Effective on October 1, 2004, Key Bank USA merged with and into KeyBank and, as of that date, KeyBank succeeded to all assets and liabilities of Key Bank USA. As a result, KeyBank has succeeded Key Bank USA as “Master Servicer”, “Seller” and “Administrator” under and in accordance with the terms of the Sale and Servicing Agreement and other agreements relating to the KeyCorp Student Loan Trust securitization transaction referenced above and has assumed all other obligations and liabilities of Key Bank USA in connection with such securitization transaction. No material changes are expected to occur with regard to the administrative and servicing operations of the Trust as a result of the merger.

     KeyBank files quarterly Consolidated Reports of Condition and Income (“Call Reports”) with its primary regulator, the Office of the Comptroller of the Currency. KeyBank’s Call Reports are available online at http://www2.fdic.gov/call_tfr_rpts/. As of September 30, 2004, KeyBank had total assets of approximately $77.375 billion, total liabilities (including minority interest in consolidated subsidiaries) of approximately $72.237 billion and approximately $5.138 billion in stockholder’s equity, and Key Bank USA had total assets of approximately $10.366 billion, total liabilities (including minority interest in consolidated subsidiaries) of approximately $9.234 billion and approximately $1.132 billion in stockholder’s equity. The principal executive offices of KeyBank are located at Key Tower, 127 Public Square, Clevelend, Ohio 44114, and its telephone number is (216) 689-6300.

On January 27, 2005, the KeyCorp Student Loan Trust 2004-A (the ''Trust’’) made its regular, quarterly distribution of funds to holders of the Trust’s Floating Rate Asset Backed Notes and distributed the Noteholder’s Statement, filed herewith as Exhibit to this Form 8-K, to Noteholders of record.

In reliance upon certain no-action letters, including a letter dated May 9, 1997, issued by the Chief Counsel, Division of Corporate Finance of the Securities and Exchange Commission relating to the KeyCorp Student Loan Trust 1996-A, Registration No. 333-4274, the Trust is hereby filing the Noteholder’s Statement reflecting the Trust’s activities for the period ending December 31, 2004, including a statistical summary of the delinquency and default characteristics of the Trust’s student loan portfolio as of such date.

Item 9.01 Exhibit

Exhibit 99(a) -     Noteholder’s Statement

Page 2 of 7 pages

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2005

KeyCorp Student Loan Trust 2004-A

	By:	Key Bank National Association, successor in interest to Key Bank USA, National Association, as Administrator

	By:	/s/ Daniel G. Smith

Daniel G. Smith Senior Vice President

Page 3 of 7 pages

EXHIBIT INDEX

Exhibit
99(a)	Noteholder’s Statement	5

Page 4 of 7 pages